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                                                                    Exhibit 2.3

                                 ASSET PURCHASE

DATE: As of 6 January 1997

PARTIES:

(1) "The Vendor": NELSON WORD LIMITED (registered no 918469) whose registered office is at 9 Holdom Avenue, Bletchley, Milton Keynes MK1 1QR.

(2) "The Purchaser": WORD ENTERTAINMENT LIMITED (registered no 3244424) whose registered office is at 1 Old Burlington Street, London, W1X 2NL.

RECITALS

WHEREAS certain of the assets of Thomas Nelson Inc, a Tennessee Corporation ("Nelson"), Word Incorporated, a Delaware Corporation ("Word") and Word Direct Partners, L.P., a Texas Limited Partnership ("Word Direct"), wholly owned direct and indirect subsidiaries of Nelson and certain of the assets of Word Communications, Limited, a British Columbia Company and the Vendor, also wholly owned subsidiaries of Word, together comprise the music division of Nelson;

WHEREAS, Nelson, Word and Word Direct (collectively the "US Sellers") have agreed to sell to Gaylord Entertainment Company ("Gaylord") and Gaylord has agreed to purchase from the US Sellers substantially of all of the assets and to assume certain of the liabilities associated with the music division of Nelson pursuant to the terms of an Asset Purchase Agreement dated as of the 21st day of November 1996, as amended by Amendment No. 1, dated as of 6th day of January 1997 ("the Principal Asset Purchase Agreement"); and

WHEREAS, the Vendor and the Purchaser (a subsidiary of Gaylord) have entered into this Agreement pursuant to Section 7.5(B) of the Principal Asset Purchase Agreement for the purpose of conveying to the Purchaser the assets and liabilities of the Vendor which form part of the music division of Nelson

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OPERATIVE PROVISIONS:

1.       INTERPRETATION

1.1      In this agreement, including the Schedules:

1.1.1 the following words and expressions have the following meanings, unless they are inconsistent with the context:

                 "ACQUISITION AGREEMENTS" means and includes individually and collectively each and every contract (excluding Artist Agreements, Writer Agreements, Distributed Label Agreements, Audio Visual Works Agreements and Producer Agreements) pursuant to which the Vendor owns an interest in the Intellectual Property Assets related to the Business including without limitation catalogue purchase, master licence, co-publishing, royalty participation, administration, sub-publishing agreements and any and all rights and benefits thereunder and assignments thereof including the benefit of any Unrecouped Advances and other outstanding third party balances in favour of the Vendor;

                 "AFFILIATE" means any body corporated or unincorporated which directly or indirectly controls, is controlled by or is under common control with the Vendor including without limitation Thomas Nelson Inc, Word, Incorporated and Word Direct Partners LP;

                 "ACCOUNTS DATE" means the date to which the Principal Accounts have been prepared;

                 "ARTIST AGREEMENTS" shall mean all agreements, including all amendments thereto, required for the exploitation of the Masters or the Audio Visual Works (other than artists who perform solely as "sidemen" on such Masters for whose performances the Vendor has, and at Completion shall have, all necessary

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                  rights), including without limitation those artist
                  agreements described in Schedule 14 hereto;

                 "ARTWORK" shall mean the photographs, negatives, photographic plates, covers, liners, textual advertising, point of purchase and promotional materials related to the Intellectual Property Assets and all rights to make commercial use thereof as used in the Business prior to the date hereof;

                 "ASSETS" means the property, assets and rights of the Business to be purchased by the Purchaser as described in clause 2.2;

                 "ASSUMED CONTRACTS" shall mean the Contracts defined as such in clause 2.3 (i);

                 "ASSUMED LIABILITIES" shall mean the Liabilities to be assumed by the Purchaser pursuant to the provisions of sub-clauses 2.3
                 (i), (ii) and (iii);

                 "AUDIO VISUAL WORKS" means works owned in whole or in part by the Vendor and directly related to the Business that consist of a series of related images which are intrinsically intended to be shown by the use of machines or devices such as projectors, viewers or electronic equipment, together with accompanying sounds (if any) regardless of the nature of the material objects such as films or tapes in which the works are embodied including without limitation those Audio Visual Works designated in Part I of Schedule 15 hereto;

                 "AUDIO VISUAL WORKS AGREEMENTS" means all agreements related to the production, manufacturing and distribution or other exploitation of the Audio Visual Works including without limitation those Audio Visual Works agreements designated in
                 Part II Schedule 15;

                 "AUDIT CLAIMS" shall mean the Audit Claims as defined in clause 2.3(iii);

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                 "BALANCE SHEET DATE" means 30 June 1996;

                 "BUSINESS" means the music business carried on by the Vendor at the Effective Date, which consists principally of the production and distribution of recorded music and related products, the domestic and international distribution of recordings for other companies and music publishing, including songwriter development, print music, music publishing and copyright administration;

                 "CATALOGUE" means the Vendor's catalogue of current compositions, records and related products attached hereto as
                 Schedule 5;

                 "COMPLETION" means completion of the sale and purchase of the Business in accordance with clause 4;

                 "COMPOSITIONS" means all right, title and interest in all musical works and any associated literary works (for example, lyrics, spoken text and similar works) owned in whole or in part by the Vendor or in which the Vendor owns an interest and directly related to the Business including without limitation, derivative works thereof, arrangements, titles, lyrics and music thereof, all demonstration recordings thereof and all other rights therein and thereto whether now or hereafter known and all claims, demands, accrued or to accrue with respect thereto and the copyrights and the future contingent renewal and extended terms of copyright therein and thereto and all rights to secure renewals, revivals and extensions of copyright throughout the world including without limitation those musical compositions set forth in Schedule 6 attached hereto;

                 "CONTRACTS" means all of the current contracts and engagements of the Vendor in relation to the Business, including without limitation, those listed in Schedule 20, including the Intellectual Property Contracts, but excluding contracts with employees;

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                 "COPYRIGHT" has the meaning attributed to that expression in the Copyright, Designs and Patents Act 1988 together with (to the extent that the same are not included in such definition and without limitation thereto) all like rights throughout the world whether or not now recognised or in existence including (without limitation to the generality of the foregoing) all proprietary rights and all rights of exploitation including without limitation any rental right and any public lending right and any and all rights to secure renew and extend any and all such rights and all revival rights;

                 "CUSTOMS DEPOSIT" means the deposit of L.40,000 of the Vendor with Lloyds Bank Plc pursuant to the Deposit Agreement to secure Own Liabilities dated 2nd October 1996 expressed to be under investment account numbered 7076776 or such other account as from time to time substituted therefor;

                 "DELIVERABLE ASSETS" means all plant, machinery, tools, equipment, vehicles and other chattels on the Properties or otherwise owned by the Vendor at the Effective Date for the purpose of the Business as listed in Schedule 10;

                 "DIRECT MARKETING ASSETS" means (1) all customer lists owned by the Vendor and used at any time within the last year, to solicit the sale of any finished goods Inventory together with any other lists in the possession of the Vendor (2) the Vendor's catalogues and any other mail pieces used for mail and telemarketing of any finished goods inventory, (3) the Vendor's toll-free number used in direct marketing and telemarketing in connection with the Business and (4) all other assets and properties used by the Vendor in the direct marketing and telemarketing of finished goods inventory;

                 "DISTRIBUTED LABEL AGREEMENTS" means all contracts, including all amendments thereto directly related to the Business pursuant to which the Vendor has been granted the right to use or exploit in any way sound recordings, records or audiovisual works owned in whole or in part by any other person, firm or entity including without limitation those distributed label

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                 agreements set forth in the Schedule 7;

                 "DISTRIBUTION AGREEMENTS" shall mean all contracts including all amendments thereto granting others the right to use or exploit in any way the Masters, Audio Visual Works, Trade Marks or Artwork, (including without limitation agreements granting others the right to manufacture, distribute and sell records manufactured from the Masters), including without limitation, those distribution agreements set forth in Schedule 8;

                 "EFFECTIVE DATE" means the close of business on 6 January 1997 or such other date as shall be nominated as the "Closing Date" under the Principal Asset Purchase Agreement;

                 "EMPLOYEES" means the persons who, at the Effective Date, were employed by the Vendor for the purposes of the Business and whose employment passes to the Purchaser by virtue of the Regulations, being those whose names are set out in Schedule 24;

                 "EXCLUDED ASSETS" means the assets listed in Schedule 2 which are owned by the Vendor but are excluded from the sale to the Purchaser;

                 "GOODWILL" means the goodwill of the Vendor in relation to the Business, together with the exclusive right for the Purchaser or its assignee to represent itself as carrying on the Business in succession to the Vendor, and all trade names associated with the Business;

                 "THE INTELLECTUAL PROPERTY ASSETS" means the Masters, the Compositions, the Print Music, the Artwork, the Audio Visual Works and the Trade Marks;

                 "THE INTELLECTUAL PROPERTY CONTRACTS" means the Acquisition Agreements, the Artist Agreements, the Producer Agreements, the Audio Visual Work Agreements, the Licences, the Distribution Agreements, the Distributed Label

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                  Agreements, the Software Agreements (to the extent assignable and to the extent of the Vendor's interest therein), the Writer Agreements all amendments thereto and all other contracts directly related to the use, exploitation or ownership of the Intellectual Property Assets or the Vendor's or the Purchaser's ability to collect any income derived therefrom anywhere in the world including any exclusive contracts (other than Acquisition Agreements), any co-publishing, administration, collection or participation agreement, any performing rights agreements and any other blanket licenses;

                 "LEASEHOLD PROPERTY" means the leasehold premises owned by the
                  Vendor as listed in Schedule 1;

                 "LEASE" means the lease or underlease under which the Leasehold Property is held;

                 "LIABILITIES" means the debts, liabilities, obligations, royalty payments, duties and responsibilities of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown, matured or unmatured or of any other nature of the Business ;

                 "LICENCES" means and includes individually and collectively each and every licence, sub-publishing agreement, administration agreement, participation, licensing or collection agreements, mechanical or public performance society agreements directly related to the Business and all other contracts and agreements relating to the use or exploitation of the Compositions, Print Music, the Masters or the Audio Visual Works and any and all rights and benefits thereunder;

                 "LIEN" means any security, interest, lien, mortgage, claim, charge, pledge, restriction, right of first or last refusal, right of first negotiation, matching right, equitable interest or encumbrance or adverse claim of any nature;

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                 "MASTERS" shall mean all original media directly related to the
                 Business in which sounds of a performance of an artist are fixed in any method now known and from which sounds can be perceived, record used or otherwise reproduced either directly or with aid of a machine device or process as well as out-takes, demonstration recordings, alternative versions of the same and alternative mixes, together with all intangible and/or incorporeal rights attached thereto or in a sound recording, including without limitation, to the extent the same are extant, all copyrights and similar rights including without limitation the sound recordings specified in Schedule 11 hereto;

                 "OPERATING INFORMATION" means all operating data and records of the Vendor directly related to the Business including books, records, sales and sales promotional data, advertising, customer lists including all consumer, direct marketing and record club lists and information, credit information, cost and pricing information supplier lists, business plans, reference catalogues and all data in computer readable form relating to any of the foregoing items;

                 "PERSON" means any natural person, corporation, limited liability company, business trust, joint venture, association, company, firm, partnership or other entity or governmental authority;

                 "PRINCIPAL ASSET PURCHASE AGREEMENT" means the Asset Purchase Agreement entered into by and between Thomas Nelson Inc, Word, Incorporated, Word Direct Partners, LP and Gaylord Entertainment Company and dated as of 21 November 1996 as amended;

                 "PRINT MUSIC" means the Vendor's interest in and to all print music work directly related to the Business, reproducing the music and/or lyrics of one or more musical works or associated literary works (for example, lyrics, spoken text and similar works of authorship), all artwork related thereto and all photographic or engraving plates and any other manufacturing parts embodying all or part thereof;

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                 "PRODUCER AGREEMENTS" means any agreement with any individual producer of any of the Masters or Audio Visual Works;

                 "RECEIVABLES" means all accounts and notes receivable and the right to receive royalties and other income payable and other trade debts owed to the Vendor in connection with the Business, including without limitation the Customs Deposit;

                 "RECORDS" shall mean any reproduction of a Master which reproduction is in any form now known in which reproductions of sound with or without visual images are fixed by any method now known and from which sounds with or without visual images can be perceived be produced or otherwise communicated either directly or with the aid of a machine, device or process and including the object in which sounds without visual images are fixed included but not limited to those records, soundtracks, film, tapes, tape cartridges and cassettes tapes, digital audio tapes, compact disc and all light and sound devices including audio-visual devices as such term is used in the Copyright, Designs and Patents Act 1988;

                 "REGULATIONS" means the Transfer of Undertakings (Protection of Employment) Regulations 1981;

                 "RETURNS" means all returns, declarations, reports, estimates, information returns and statements required to be filed with or supplied to any taxing authority in connection with any Taxes;

                 "ROYALTIES" shall mean all royalties, share of profits and/or other consideration due and payable due to writers, co-publishers, artists, producers or any other royalty participants in connection with any intellectual property;

                 "SOFTWARE AGREEMENTS" shall mean all agreements acquiring the right to make use of any computer software used in the course of or in connection with the

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                 Business;

                 "STOCKS" means the stocks, including raw materials, work in progress and finished goods, owned by the Vendor at the Effective Date in connection with the Business, including items which, although subject to reservation of title, are under the control of the Vendor;

                 "SUBSIDIARY" means a subsidiary as defined in the Companies Act 1985 s 736;

                 "TAXES" means all taxes, charges, fees, levies, or other assessments including without limitation, income, gross receipts, excise, real and personal property, sales, transfer, withholding licence, payroll and franchise taxes imposed by any governmental authority and shall include any interest, penalties or additions to tax attributed to any of the foregoing;

                 "TRADE MARKS" shall mean all trade marks whether or not registered, trade mark registrations if any, trade mark applications if any, trade names and logos which are owned being used or are used by or on behalf of the Vendor in connection with the Business together with the goodwill associated therewith including but not limited to the trademarks listed in Schedule 12;

                 "UNRECOUPED ADVANCES" means advances and other recoupable costs and expenses relating to the Assets paid by the Vendor to any third party or incurred by the Vendor on behalf of the third party which are unrecouped as of the Balance Sheet Date, substantially all of which are set forth in Schedule 13;

                 "WARRANTIES" means the representations and warranties of the Vendor contained in Schedule 4;

                 "WRITER AGREEMENTS" shall mean and include individually and collectively, each of the songwriter, co-publishing, administration and other agreements between the Vendor on the one hand and any songwriter or arranger on the

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                  other and directly related to the Business including,
                  without limitation, the writer agreements identified in
                  Schedule 16;

1.1.2 all references to a statutory provision shall be construed as including references to:

                 (a) any statutory modification, consolidation or re-enactment (whether before or after today's date) for the time being in force;

                 (b) all statutory instruments or orders made pursuant to it;

                 (c) any statutory provisions of which it is a consolidation, re-enactment or modification;

1.1.3 except where the context otherwise requires, words denoting the singular include the plural and vice versa; words denoting any gender include all genders; words denoting persons include firms and corporations and vice versa;

1.1.4 unless otherwise stated, a reference to a clause, sub-clause or Schedule is a reference to a clause or a sub-clause of, or a Schedule to, this Agreement;

1.1.5 clause headings are for ease of reference only and do not affect the construction of this Agreement;

1.1.6 for the purpose of this Agreement references to trademarks and trade names shall be treated as including service marks and service names;

1.1.7 terms defined in the Principal Asset Purchase Agreement bear the same meanings there used in this Agreement unless the contrary intention appears.

2.       AGREEMENT FOR SALE

2.1 The parties refer to the Principal Asset Purchase Agreement and agree that this

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         Agreement shall be subject to, contingent upon and entered into pursuant to the Principal Asset Purchase Agreement.

2.2 Subject to the terms and conditions of this Agreement, the Vendor with full title guarantee to the extent of the Vendor's interest therein shall sell to the Purchaser which shall purchase as at the Effective Date the following assets and rights of the Vendor used in the conduct of the Business:

                 (a)      the Goodwill;
                 (b)      the Leasehold Property;
                 (c)      the Deliverable Assets;
                 (d)      the Stocks;
                 (e)      the benefit of the Contracts;
                 (f)      the Direct Marketing Assets;
                 (g)      the Intellectual Property Assets;
                 (h)      the Operating Information;
                 (i)      the Receivables ;
                 (j)      the Unrecouped Advances;
                 but excluding the Excluded Assets.

2.3 The Purchaser shall, as from the Effective Date, assume and discharge the Liabilities of the Vendor:-

                 (i) existing on and arising subsequent to the Effective Date under the Contracts and under all purchase and sales commitments and orders existing at the Effective Date (the "Assumed Contracts");

                 (ii) all accounts payable, accrued expenses and other Liabilities reflected on the Closing Statement (as defined in the Principal Asset Purchase Agreement) ;

                 (iii) the pending claim for audit of accountings and payments owed by the

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                           Vendor to parties to the Contracts as specified in
                           Schedule 20 and any other such claims made after the date of this agreement to the extent that such claims relates to periods prior to the Effective Date (together "the Audit Claims");

                 The liabilities referred to in sub clauses (i), (ii) and (iii) above are herein called the "Assumed Liabilities". Except as provided above and notwithstanding anything else to the contrary contained in this agreement, the Purchaser is not assuming and shall not be liable for any Liabilities of the Vendor other than the Assumed Liabilities. For the avoidance of doubt the Purchaser is not liable for any Liabilities which consists of any of the following Liabilities:

                 (a) indebtedness for borrowed money or overdrafts including any inter company debts;

                 (b)      relating to or in any way arising out of the Excluded
                          Assets;

                 (c) any fees and expenses incurred by the Vendor in connection with this agreement, including without limitation to the generality of the foregoing the legal fees and expenses of Messrs Bird & Bird and any other legal fees and expenses, all of which will be borne by the Vendor;

                 (d) to any shareholder or Affiliate or to any current or former employee, officer or director of the Vendor, including without limitation any severance pay, post-retirement medical benefits, obligation to make any contribution to any pension scheme or to make any pension payments or annuity or other benefit whether by operation of law or otherwise, save as to the extent that any such liability arises with respect to the Employees under clause 7;

                 (e) relating to the execution, delivery and consummation of this agreement by the Vendor and the transactions contemplated herein, including without limitation to the generality of the foregoing any and all Taxes incurred as a result of the sale contemplated by this agreement;

                 (f) any Taxes accrued or incurred prior to the Effective Date or relating to any period (or portion of a period) prior thereto;

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                 (g)      relating to or arising out of any environmental
                          matter, including, without limitation to the generality of the foregoing, any violation of any statutory or regulatory provision or any other legal provision relating to the health and safety of the public or the employees of the Vendor;

                 (h) relating to holiday, sick days, and similar benefits accruing prior to the Effective Date in respect any of the Employees;

                 (i) relating to any obligations of the Vendor arising under or pursuant to this Agreement;

         It is expressly declared that the Purchaser shall not assume or be bound by any Liabilities except as expressly set out in this Agreement.

2.4 The provisions of Clause 11 shall more particularly apply in relation to the transfer of the Leased Property.

3.       PURCHASE CONSIDERATION

3.1 The consideration for the sale by the Vendor of the Assets shall be the amounts set out in Schedule 3 totalling the sum of One Million Five Hundred and Sixty One Thousand United States Dollars ($1,561,000) plus the Assumed Liabilities (the "Consideration").

3.2 The cash element of the Consideration shall be paid in cash upon Completion in accordance with Clause 4.

3.3 The Consideration is exclusive of value added tax and the provisions of Clause 8 shall apply to the treatment of the Consideration for value added tax purposes.

4.       COMPLETION

4.1 Completion of the sale and purchase of the Business shall take place on the Effective Date at such location as the parties shall agree when the following matters shall be effected:-

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4.1.1             the Purchaser shall pay to the Vendor the cash element of the
                  Consideration by transfer of immediately available funds as the Vendor shall direct.

4.1.2 the Vendor shall deliver to the Purchaser, at the principal office of the Business, such of the Assets as are capable of being transferred by delivery.

4.1.3 the Vendor shall cause to be delivered or (if so requested by the Purchaser) made available to the Purchaser:

4.1.4 such documents in a form reasonably satisfactory to the Purchaser's solicitors as are necessary to complete the sale and purchase of the Assets and vest title to the Assets in the Purchaser, including (but without limitation) assignments of the Goodwill, the benefit of the Contracts and the Intellectual Property Assets;

4.1.5 all its books of account, payroll records, income records, stock and other accounting records, information relating to customers and suppliers and other books and documents which relate to the Business (other than minute books relating to directors' and shareholders' meetings and statutory books);

4.1.6 all its design and drawings, plans, instructional and promotional material, sales publication, advertising material, terms and conditions of sale and other technical material and sales matter which relate to the Business, together with any plates, blocks, negatives and similar material relating to them;

4.1.7 all records of National Insurance and PAYE relating to all the Employees duly completed and up to date;

4.1.8             the value added tax records referred to in clause 8.6;

4.1.9 a certified copy of the special resolution resolving to change the name of the Vendor in accordance with clause 12.1.

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4.2      Upon completion of the matters referred to above the Purchaser shall pay the purchase Consideration in the manner specified in clause 3.2.

4.3 The Purchaser shall not be obliged to complete the purchase of any of the Assets unless the purchase of all the Assets is completed in accordance with this Agreement or waived pursuant to clause 4.4 below.

4.4 The Purchaser may in its absolute discretion waive any requirement contained in clause 4.1 provided that any waiver of any such requirement shall be effective only if made in writing signed by a duly authorised officer of the Purchaser.

4.5 The Purchaser shall not be obliged to complete the purchase of any of the Assets until the Closing of the Principal Asset Purchase Agreement (as defined therein).

4.6 This Agreement will terminate if the Principal Asset Purchase Agreement terminates before Completion. The Purchaser may not terminate this Agreement in any other circumstances. In the event of such termination all further negotiations of the parties under this Agreement will terminate, except that the Purchaser shall return all non public documents furnished hereunder, shall destroy all documents or portions thereof prepared by the Purchaser or its representatives that contain non public information received pursuant hereto or shall maintain the same in the same degree of confidence with which it maintains its own like information unless or until such information is or becomes a matter of public knowledge or is or becomes known to the party receiving such information through persons (other than the party providing such information) having no obligation to maintain such information in confidence. Furthermore the provision of clauses 17 (Costs) and 21 (Proper Law) shall continue in full force and effect.

4.7 The Assignment of the Lease shall be dealt with in accordance with the provisions of clause 11.

5.       THE CUSTOMS DEPOSIT

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         The Vendor and the Purchaser shall co-operate to procure that, as soon as practicable following Completion, the bond issued by Lloyds Bank Plc H.M. Customs and Excise which is secured by the Customs Deposit (the "Customs Bond") shall be released, that the Customs Deposit is returned to the Vendor and that the Vendor is released from all security granted by it in relation to the Customs Deposit. The Vendor shall account to the Purchaser for the Customs Deposit promptly upon receipt of the same. Pending release of the Customs Bond, the Purchaser shall indemnify and hold harmless the Vendor against all claims, liabilities and expenses suffered or incurred by the Vendor in relation to the Customs Bond arising out of any act of the Purchaser or the conduct of the Business following completion.

6.       CONDUCT OF BUSINESS PRIOR TO COMPLETION

6.1 Pending Completion, the Vendor shall cause the Business to be conducted only in the ordinary and regular course consistent with past practices and shall not without the prior written consent of the Purchaser purchase, sell, lease, encumber or otherwise dispose of any of the Assets, except Stocks in the ordinary course of business and consistent with past practice, or make any change in the Business operations or the manner of conducting the Business.

6.2 The Vendor shall preserve the existence, rights and business organisation of the Business, keep available to the Purchaser, the Vendor's officers and employees engaged in the Business and use its best efforts to preserve for the Purchaser the present relationships of the Vendor in respect of the Business with its songwriters, artists, suppliers and customers and any other person having business relationships with the Vendor.

6.3      The Vendor shall:

6.3.1 ensure that, without the prior written consent of the Purchaser no Contract or commitment is entered into in relation to the Business which is likely to involve expenditure in excess of L.5,000 or result in any material change in the

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                 operations or activities of the Business;

6.3.2 take all reasonable steps to preserve and protect the Assets and notify the Purchaser in writing promptly of any adverse change therein (whether or not covered by insurance or other indemnity);

6.3.3 not knowingly do, allow or procure any act or omission which would constitute a breach of any of the Warranties if they were given at Completion or which would make any of the Warranties inaccurate or misleading if they were so given; and

6.3.4 not take any other action which is inconsistent with provisions of this Agreement or the consummation of the transaction contemplated hereunder.

7.       EMPLOYEES

7.1 The Vendor warrants that it has complied with the provisions of Regulation 10 of the Regulations. The parties acknowledge and agree that the sale of the Assets from the Vendor to the Purchaser is a "relevant transfer" as that term is defined in the Regulations.

7.2 All amounts payable to or in relation to the Employees by the Vendor including but not limited to wages and salaries in respect of the period to the close of business on the Effective Date shall be discharged by the Vendor and the Vendor shall indemnify the Purchaser against any costs, claims, liabilities and expenses arising out of or in connection with such amounts. All necessary apportionments shall be made to give effect to this sub-clause.

7.3 If any contract of employment of a person who is not one of the Employees has effect as if originally made between the Purchaser and such person as a result of the provisions of Regulation 5 of the Regulations, then the Vendor shall keep the Purchaser indemnified against any costs, claims, liabilities and expenses arising out of or in connection with the termination by the Purchaser of any such employment.

7.4 Nothing in this clause shall have the effect of imposing on the Vendor any liability in respect of:-

7.4.1 any claim by an Employee in respect of the termination of his employment after the Effective Date;

7.4.2 any liability arising in connection with the employment of the Employees after the Effective Date;

         and the Purchaser shall indemnify the Vendor accordingly against any such liabilities.

8.       VALUE ADDED TAX

8.1 The Vendor and the Purchaser intend that article 5 of the Value Added Tax (Special Provisions) Order 1992 shall apply to the sale of the Assets under this Agreement, so that the sale is treated as neither a supply of goods nor a supply of services.

8.2 If nevertheless any value added tax is chargeable on any supply the Vendor under this Agreement, the Purchaser shall pay it the amount of that tax (and indemnify it for any related interest and penalties) and the Vendor shall issue to the Purchaser a proper tax invoice in respect of that tax.

8.3 Without limiting sub-clause 8.2 and subject as otherwise herein provided, value added tax (the "VAT ruling") shall be treated as chargeable if HM Customs & Excise rules that it is chargeable. If they have done so before Completion, the tax shall be payable by the Purchaser on Completion. If they do so on or after Completion, the tax shall be payable by the Purchaser within five days after the Vendor gives the Purchaser notice of the VAT ruling and delivers to the Purchaser a lawful invoice therefor. In the event of a VAT ruling the Vendor shall immediately inform the Vendor thereof and shall be entitled to require the Vendor to appeal against such ruling. Any such appeal and all negotiations with respect thereto shall be handled by such professional advisors as the Purchaser shall direct. In the event of such appeal the tax subject to the ruling shall be paid at such time and in such manner as the Vendor is legally obliged to make payment and other risk in accordance with any compromise reached with H M Customs & Excise and shall only otherwise be paid in accordance with the final outcome of such appeal after due process has been exhausted and in accordance with the statutory and other provisions governing the outcome and conduct of such appeal. The Vendor undertakes to co-operate with the Purchaser in the outcome of such appeal and to do and execute all such acts and things and deeds as the Vendor may reasonably require with respect hereto. The Purchaser agrees to keep the Vendor effectively indemnified against all costs and expenses suffered or incurred by the Vendor as the result of any such appeal.

8.4 If the Purchaser fails to pay the amount of tax on the due date under sub-clause 8.3, it shall pay interest on that amount from the due date until actual payment (excluding any period for which interest indemnified under sub-clause 8.2 runs) at the rate of four per cent per annum above the base rate for the time being of Royal Bank of Scotland compounded monthly.

8.5 With a view to procuring that article 5 of the Value Added Tax (Special Provisions) Order 1992 applies, the Purchaser shall ensure that the Purchaser is registered for value added tax on or promptly following Completion.

8.6 The Vendor and the Purchaser intend that s.33 of the Value Added Tax Act 1983 shall apply to the sale of the Assets under this agreement and accordingly:

         (a) the Vendor shall on completion deliver to the Purchaser all records referred to in s.33;

         (b) the Vendor shall not make any request to HM Customs & Excise for those records to be preserved by the Vendor rather than the Purchaser;

         (c) the Purchaser shall preserve those records for such period as may be required by law, and shall do so in the United Kingdom;

         (d) the Purchaser shall during that period or such longer period as it retains the records permit the Vendor reasonable access to them in the United Kingdom to inspect or make copies of them;

         (e) the Vendor (or any person for the time being nominated under this paragraph) may by written notice to the Purchaser nominate another person for the purposes of paragraphs (d) in which the reference in that paragraph to the Vendor shall be read as a reference to the person nominated.

9.       PENSIONS, LIFE ASSURANCE AND MEDICAL INSURANCE

9.1 The Vendor undertakes actively to co-operate with the Purchaser with a view to the transfer to the Purchaser of the pension arrangements set out in Part I of Schedule 18 and the policies of insurance set out in Parts II and III of Schedule 18 or by substitution therefor at the cost of the Purchaser of similar arrangements or policies of insurance mutatis mutandis and shall do and execute all such acts, deeds and things as the Purchaser may reasonably require for such purpose and to maintain those pension arrangements and such insurance policies in force for the benefit of the Employees (to the extent that they remain employed by the Purchaser), pending such transfer or substitution for a period of not less than three months following the Effective Date provided that the Purchaser shall meet all payments due under such policies on behalf of the Vendor and shall indemnify the Vendor against all claims, liabilities and expenses incurred by it as a result of complying with the terms of this clause.

10.      TITLE AND APPORTIONMENTS

10.1 Subject to the provisions of clause 11 relating to the Lease, the Vendor shall take all necessary steps and co-operate fully with the Purchaser to ensure that it obtains the full benefit of the Business and Assets and shall execute such documents and take such other steps (or procure other necessary parties so to do) as are reasonably necessary or appropriate for vesting in the Purchaser all its rights and interests in the Assets.

10.2 Subject to the provisions of clause 11 relating to the Lease, insofar as the Assets comprise the benefit of contracts which cannot effectively be assigned to the Purchaser without the consent of a third party or except by an agreement of novation:

10.2.1 the Vendor and the Purchaser shall use all reasonable endeavours to obtain consent or to procure a novation;

10.2.2 unless and until consent is obtained or the contracts are novated the Purchaser shall, for its own benefit and to the extent that the contracts permit, perform on behalf of the Vendor (but at the Purchaser's expense) all the obligations of the Vendor arising after the Effective Date (insofar as they have been disclosed to the Purchaser) and indemnify the Vendor against all costs, proceedings, claims, demands and expenses which may be incurred by the Vendor as a result of any act, neglect, default or omission on the part of the Purchaser to perform or comply with any such obligation of the Vendor which falls to be performed after the Effective Date.

11.      TRANSFER OF THE LEASEHOLD PROPERTY

11.1 The sale of the Leasehold Property is for the unexpired residue of the term of the Lease and is at the rent reserved and subject to the covenants on the part of the tenant and the conditions which it contains subject (save as herein expressly varied) to the National Conditions of Sale (20th Edition).

11.2. A copy of the Lease has been supplied to the Purchaser, which shall be deemed to purchase with full knowledge of its contents and shall raise no requisition, enquiry or objection in relation to them.

11.3 The assignment of the Lease shall be in consideration of a covenant on the part of the Purchaser, as from the Effective Date, to pay the rent reserved by the Lease and to observe and perform the covenants on the part of the tenant and the conditions contained in the Lease and to indemnify the Vendor against all claims, demands, proceedings, damages, costs and expenses arising out of or incidental to their breach, non-observance or non-performance.

11.4 The Vendor shall use all reasonable endeavours to obtain, and will pay the incidental costs for, any requisite reversioner's licences and the Purchaser shall co-operate in obtaining the licences by and shall supply such information and references as may reasonably be required. Where the reversioner would otherwise be entitled to withhold a licence, the Purchaser will offer to covenant direct with the reversioner, with effect from the Effective Date, to pay the rent and observe and perform the covenants contained in the Lease.

11.5 The following provisions of this clause shall apply with respect to the period from the Effective Date to the date of the assignment in relation to the Leasehold Property where the reversioner's licence is required (or to the date of withdrawal of the property from the sale under sub-clause 11.7, as the case may be):

 11.5.1 The Purchaser may enter the Leasehold Property and occupy it as licensee of the Vendor and the Vendor shall hold it upon trust for the Purchaser according to the terms of this agreement.

11.5.2 Notwithstanding the capacity of the Purchaser as licensee of the Vendor with respect to the occupation of the relevant Leasehold Property, the Purchaser may carry on business on it for its own account.

11.5.3 The Purchaser shall be responsible for, and if necessary reimburse on demand the Vendor against, all rates, water rates, insurance premiums and other outgoings of an annual or recurring nature (apportioned on a day to day basis) and also for all gas and electricity, telephone, telex and facsimile and other charges in respect the relevant Leasehold Property.

11.5.4 The Purchaser shall pay on the date hereof to the Vendor an amount equal to the rent reserved by the Lease of the Leasehold Property for the period from the date hereof until the rent next falls due and thereafter as and when the rent falls due from the Vendor and shall act or conduct itself in such a manner that the covenants (other than for the payment of rent and against alienation without prior consent) on the part of the tenant contained in the Lease are fully observed and performed and shall indemnify the Vendor against the breach, non-observance or non-performance of those covenants
                 (including the covenant against alienation without prior consent).

11.5.5 The Purchaser shall bear all third party public liability and employer's liability risks attached to the occupation and use of the relevant Leasehold Property and shall indemnify the Vendor against them.

11.5.6 The assignment of the Lease shall be completed within seven (7) days after the reversioner's licence has been obtained.

11.5.7 If the Leasehold Property is withdrawn from the sale the Purchaser shall promptly deliver up vacant possession of that Property in the state of repair required by the lease to the Vendor and will cease to be the Vendor's licensee and the Vendor shall cease to hold the Leasehold Property on trust for the Purchaser under the terms of this agreement.

11.6 If the Vendor is unable to obtain a reversioner's licence to assign after all reasonable and proper efforts on its part so to do (including, where necessary or appropriate, applying at the joint expense of the parties to the Court for a declaration that the licence is being unreasonably withheld) the Leasehold Property may at the election of the Vendor be withdrawn from the sale without prejudice to the rights of either party against the other in damages or for the costs of or incidental to the Leasehold Property prior to withdrawal.

11.7     The withdrawal of the Leasehold Property from the sale under clause
         11.6 shall have the effect of making the provisions of this agreement with respect to the Leasehold Property severable from the remainder but this agreement shall otherwise remain in full force and effect.

11.8     General condition 1 to 5, 9, 10, 11(5), 19(1) to (4) and 20 to 22 of the National Conditions of Sale (20th Edition) shall not apply.

12.      WARRANTIES BY THE VENDOR

12.1 The Vendor warrants to the Purchaser that the warranties and representations set out in Schedule 4 are true and accurate in all respects;

12.2 All the provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding Completion except in respect of those matters then already performed. The failure to exercise any right under this Agreement or otherwise shall not constitute a waiver of that or any other right.

12.3 All claims, liabilities and expenses for breach of any of the provisions of this Agreement including any breach of Warranty which are attributable to any breach or default by the Vendor or the Purchaser under this Agreement shall be governed and limited by the provisions contained in Article 11 of the Principal Asset Purchase Agreement which shall apply mutatis mutandis to claims under this Agreement.

13.      NAME

13.1 The Vendor shall as soon as possible change its corporate name to Nelson Media (UK) Limited.

14.      FUTURE ACTIVITIES

14.1 The Vendor shall promptly refer to the Purchaser all enquiries relating to the Business and assign to the Purchaser all orders relating to the Business, including enquiries or orders for any stocks, spares, parts, accessories and other equipment manufactured or sold in connection with the Business, which the Vendor may in future receive.

15.      AVAILABILITY OF INFORMATION

15.1 The Vendor shall preserve all information, records and other documents relating to the

         Excluded Assets for a period of not less than three (3) years and upon reasonable notice by the Purchaser make such information, records and documents as relate to the Business available for inspection by the Purchaser or its authorised agents at reasonable times during normal business hours.

15.2 The Vendor shall make available to the Purchaser free of charge any information remaining in its possession relating to the Business which the Purchaser may reasonably require relating to the Business and the Assets. The Purchaser shall make available to the Vendor free of charge any information and records which the Vendor may reasonably require relating to the continuing business of the Vendor.

16.      ANNOUNCEMENTS

16.1 No announcement of any kind shall be made in respect of the subject matter of this agreement except as specifically agreed between the Vendor and the Purchaser. Any announcement by either party shall in any event be issued only after prior consultation with the other.

17.      COSTS

17.1 All expenses incurred by or on behalf of the parties, including all fees of agents, solicitors, accountants, and actuaries employed by either of the parties in connection with the negotiation, preparation and execution of this agreement shall be borne solely by the party which incurred them.

18.      NOTICES

         All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) or if sent by telecopy as follows:-

         If to the Vendor:

         Thomas Nelson Inc.

         Nelson Place at Elm Hill Pike
         P O Box 14100
         Nashville, Tennessee 37214-1000
         Attn:   Joe L Powers, Executive Vice President and
                 Chief Financial Officer
         Telephone Number : (615) 883-6353

         with a copy to:

         Thomas Nelson Inc.
         Nelson Place at Elm Hill Pike
         P O Box 14100
         Nashville, Tennessee 37214-1000
         Attn:  Stuart A Heaton Esq
         Telephone Number : (615) 889-5940

         and

         Bird & Bird
         90 Fetter Lane
         London  EC4A 1JP

         Attn:  Christopher Barrett Esq
         Telephone Number : 0171 415 6000

         If to the Purchaser:

         Gaylord Entertainment Company
         One Gaylord Drive
         Nashville, Tennessee 37214
         Attn:  F M Wentworth, Jr Esq
         Telephone Number : (615) 316-6530
         with a copy to:

         Davenport Lyons
         1 Old Burlington Street
         London  W1X 2NL
         Attn:  James Ware Esq
         Telephone Number : 0171 468 2600

         or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

19.      ENTIRE AGREEMENT AND SCHEDULES

19.1 This Agreement and the Principal Asset Purchase Agreement and the Schedules shall constitute the entire agreement and understanding between the parties with respect to the sale and purchase of the Business and the Assets. Neither party hereto has entered into this Agreement in reliance upon any representation warranty or undertaking of the other party which is not set out and referred to in this Agreement. No variation of this Agreement shall be effective unless it is in writing and signed by (or by some person duly authorised by) each of the parties.

19.2     All the Schedules form part of this agreement.

19.3 This agreement shall be binding upon each party's successors and permitted assigns.

19.4 Neither party may assign any of its rights under this agreement without the prior consent of the other.

20.      INVALIDITY

20.1 If any term or provision in this agreement shall in whole or in part be held to any extent to be illegal or unenforceable under any enactment or rule of law, that term or provision or part shall to that extent be deemed not to form part of this agreement and the enforceability of the remainder of this agreement shall not be affected.

21.      PROPER LAW

21.1 The construction, validity and performance of this agreement shall be governed by the laws of England.

Duly signed by the parties on the date stated at the beginning of this agreement:

SIGNED BY /s/ Joe L. Powers )
                            )
For and on behalf of        )
NELSON WORD LIMITED        )


in the presence of: -

Witness signature /s/ Eric Heyden
                  -----------------------------------
Name              Eric Heyden
                  -----------------------------------
Address           Thomas Nelson, Inc. - Nashville
                  -----------------------------------
Occupation        Attorney
                  -----------------------------------


SIGNED BY /s/ Terry E. London  )
                               )
For and on behalf of           )
WORD ENTERTAINMENT LIMITED     )


in the presence of: -

Witness signature /s/ Frank Wentworth, Jr.
                  -----------------------------------
Name              Frank Wentworth, Jr.
                  -----------------------------------
Address           c/o Gaylord Entertainment Company
                  -----------------------------------
Occupation        Secretary
                  -----------------------------------